Exhibit 1

WESTPAC BANKING CORPORATION ABN 33 007 457 141 LEVEL 20, 275 KENT STREET SYDNEY NSW 2000 WWW.WESTPAC.COM.AU

Westpac 2014

Annual General Meeting

Dear Shareholder

It is my pleasure to invite you to Westpac’s Annual General Meeting (AGM) on Friday, 12 December 2014.

Venue:	Plaza Ballroom, Brisbane Convention & Exhibition Centre
Address:	Corner of Merivale Street and Glenelg Street, South Bank, Brisbane
Date:	Friday, 12 December 2014
Start time:	10:00 am (Brisbane time)
Registration:	From 9:00 am (Brisbane time)

Our aim is to make the Westpac AGM accessible to as many of our shareholders as possible. Accordingly, the meeting will be webcast live on our website at www.westpac.com.au/investorcentre (an archive of the AGM will also be subsequently available). We will also provide sign language and hearing loop facilities for shareholders with hearing difficulties and we will have arrangements in place for those who are mobility impaired. Further details, including a map and instructions of how to get to the AGM, are set out in the Notice of Meeting.

Our Chief Executive Officer, Gail Kelly, and I will both speak at the AGM, and our presentations will also be available to view on our website soon after the AGM.

Holders of Westpac Convertible Preference Shares (CPS) are also invited to attend the AGM but, in accordance with the terms of those securities, are not able to vote.

Shareholders and holders of CPS can submit questions to the Board through our Share Registry’s, Link Market Services Limited (Link), website at vote.linkmarketservices.com/WBC or by using the form provided with the Notice of Meeting. Questions submitted will be considered by me in preparing my AGM address.

Also included with the Notice of Meeting is a Members’ Statement received pursuant to section 249P of the Corporations Act 2001 (Cth) regarding financed emissions, and Westpac’s response in this regard. I will also address this matter at the AGM.

If you are unable to attend the AGM and wish to record your vote, you must appoint a Proxy. You may also direct your Proxy on how you wish them to vote.

A Proxy can be appointed online at vote.linkmarketservices.com/WBC. Alternatively, you can complete and return the hard copy of the enclosed Proxy Form to Link (refer to the Proxy Form for more details).

Shareholders are also invited to join our Directors and Senior Executives for light refreshments after the meeting.

I look forward to welcoming you to the AGM.

Yours sincerely,

Lindsay Maxsted

Chairman

12 November 2014

WESTPAC 2014 ANNUAL GENERAL MEETING

Notice of Annual General Meeting

The Annual General Meeting (AGM) of Westpac Banking Corporation (ABN 33 007 457 141) (Westpac) will be held in the Plaza Ballroom at the Brisbane Convention & Exhibition Centre, Corner of Merivale Street and Glenelg Street, South Bank, Brisbane, Queensland 4101, on Friday, 12 December 2014, commencing at 10:00 am (Brisbane time).

Items of business

1.     FINANCIAL REPORTS

To receive and consider the Financial Report and the Reports of the Directors and Auditor for the year ended 30 September 2014.

2.     REMUNERATION REPORT

To adopt the Remuneration Report for the year ended 30 September 2014.

3.     ELECTION OF DIRECTORS

To elect Directors:

(a) Lindsay Maxsted who retires in accordance with the Constitution and, being eligible, offers himself for re-election.

(b) Robert Elstone who retires in accordance with the Constitution and, being eligible, offers himself for re-election.

(c) Catriona Alison Deans (Alison Deans) who, in accordance with the Constitution, offers herself for election.

By order of the Board of Directors

Timothy Hartin

Group Company Secretary

12 November 2014

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Notes

1.     VOTING EXCLUSION STATEMENT FOR RESOLUTION 2 (REMUNERATION REPORT)

Resolution 2 relates to the remuneration of a member of the Key Management Personnel (KMP) of Westpac. Westpac’s KMP are set out in Westpac’s Remuneration Report. The Corporations Act 2001 (Cth) (Corporations Act) restricts KMP and their closely related parties from voting in their own right and/or as Proxies or in any other capacity in certain circumstances in respect of such resolutions.

A “closely related party” of a KMP is defined in the Corporations Act and includes a spouse, dependant and certain other close family members, as well as any companies controlled by the KMP.

In accordance with these requirements, Westpac will disregard any votes cast on Resolution 2 by or on behalf of a member of the KMP or that KMP’s closely related parties. Westpac will also disregard a vote cast on Resolution 2 as Proxy by any member of the KMP at the date of the AGM or that KMP’s closely related parties, unless the vote is cast:

•       by a Proxy for a person entitled to vote, in accordance with the directions on the Proxy Form; or

•        by the Chairman of the AGM as Proxy for a person entitled to vote, in accordance with an express authority to vote undirected proxies as the Chairman sees fit.

Section 3 discusses how to appoint a Proxy.

2.     RIGHT TO ATTEND, SPEAK AND VOTE AT THE AGM*

INVESTOR	RIGHT TO ATTEND AND SPEAK	RIGHT TO VOTE

Holders of ordinary shares

Holders of Westpac Convertible Preference Shares (CPS)

* Refer to Note 1 (Voting Exclusion Statement) regarding restrictions on voting.

We use the term ‘securityholder’ throughout this Notice of Meeting to collectively refer to our ordinary shareholders and CPS holders.

For the purposes of the AGM, securities will be taken to be held by the persons who are registered as the holders of those securities at 7:00 pm (Brisbane time) on Wednesday, 10 December 2014.

3.     APPOINTING A PROXY

•                         Ordinary shareholders are entitled to appoint up to two Proxies to act at the AGM on their behalf, and to vote in accordance with their instructions on the Proxy Form.

•                         A Proxy need not be a shareholder of Westpac.

•                         Where two Proxies are appointed, each Proxy can be appointed to represent a specified proportion or number of a shareholder’s votes. If no number or proportion of votes is specified, each Proxy may exercise half of the shareholder’s votes.

•                         Appoint your Proxy online via our Share Registry’s, Link Market Services Limited (Link), website at vote.linkmarketservices.com/WBC. Follow the prompts and have your SRN or HIN available. Alternatively, completed Proxy Forms (together with any authority under which a Proxy Form is signed, or a certified copy of that authority) may be delivered to Link in the following ways: scanned and sent via email to vote@linkmarketservices.com.au; posted to Link Market Services Limited, Locked Bag A6015, Sydney South, NSW 1234, using the enclosed return envelope; hand delivered to Link Market Services Limited at 1A Homebush Bay Drive, Rhodes, NSW 2138; or by facsimile to (+ 612) 9287 0309.

•                         All Proxies must be appointed (either online or Proxy Forms received) by 10:00 am (Brisbane time — which is 11:00 am Sydney time) on Wednesday, 10 December 2014.

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•                         If a Proxy is instructed to abstain from voting on a Resolution, they must not vote on the shareholder’s behalf, and any vote will not be counted.

•                         If you appoint someone as your Proxy (other than the Chairman of the AGM) and direct them on how to vote, the Chairman of the AGM must cast those Proxy votes on your behalf on a poll if your Proxy does not do so.

•                         Shareholders are encouraged to consider how they wish to direct their Proxies to vote. Other than a member of Westpac’s KMP or their closely related parties voting as a Proxy on Resolution 2, if a Proxy is not directed how to vote on a Resolution, the Proxy may vote, or abstain, as they see fit. Should any Resolution, other than those specified in this Notice of Meeting, be proposed at the AGM, a Proxy may vote on that Resolution as they see fit.

•                         If you appoint the Chairman of the AGM as your Proxy (or if he is appointed by default), and no direction is provided in relation to a Resolution, you will be expressly authorising the Chairman to exercise your Proxy as the Chairman sees fit in relation to that Resolution, including the Remuneration Report (Resolution 2), even though Resolution 2 is connected directly or indirectly with the remuneration of a member of Westpac’s KMP. If you wish to appoint the Chairman of the AGM as Proxy with a direction how to vote on a Resolution, including Resolution 2, you should specify this by completing the “For,” “Against” or “Abstain” boxes on the Proxy Form.

•                         If you appoint a Director (other than the Chairman) or another member of Westpac’s KMP or their closely related parties as your Proxy, you must specify how they should vote on Resolution 2 by completing the “For”, “Against” or “Abstain” boxes on the Proxy Form. If you do not, your Proxy will not be able to exercise your vote for that Resolution.

•                         Further instructions on appointing Proxies are available online at vote.linkmarketservices.com/WBC or on the reverse of the Proxy Form.

4.     UNDIRECTED PROXIES

The Chairman of the AGM intends to vote all available proxies in favour of all Resolutions.

5.     CORPORATE REPRESENTATIVES

A corporation which is a shareholder, or which has been appointed a Proxy, may appoint an individual to act as a representative to vote at the AGM. The appointment must comply with section 250D of the Corporations Act. The representative should bring to the AGM evidence of his or her appointment unless it has previously been provided to Link.

6.     VOTING BY POLL

Voting on Resolutions at the AGM will be conducted by poll. Details of how the poll will be conducted will be explained at the AGM.

Conduct of the Westpac AGM

OUR AGM IS INTENDED TO GIVE SECURITYHOLDERS THE OPPORTUNITY TO:

•                       hear from the Chairman and the CEO about the performance and operations of Westpac;

•                       consider and vote on the Resolutions before the AGM (subject to any voting restrictions); and

•                       ask questions of the Board and the Auditor at the AGM. The Chairman and the CEO will generally answer questions on behalf of the Board and the management team. If questions cannot be answered by a Board member, we may refer the question to a Senior Executive or we will seek to provide a response to the securityholder as soon as possible after the AGM.

TO DO THIS, WE WILL:

•                       give securityholders the chance to raise questions before the AGM online via Link’s website at vote.linkmarketservices.com/WBC or by using the form included with this Notice of Meeting;

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•                       provide securityholders a reasonable opportunity to ask questions;

•                       inform securityholders of the proxy position on each Resolution and the manner in which the Chairman of the AGM will vote available proxies;

•                       webcast the AGM live on our website at www.westpac.com.au/investorcentre;

•                       provide sign language and hearing loop facilities; and

•                       provide assistance for people with mobility or vision impairment.

TO ASSIST US TO ACHIEVE ALL THIS, WE ASK THAT SECURITYHOLDERS:

•                       are courteous and respectful to all attending the AGM, and to those assisting in running the AGM;

•                       keep questions to a reasonable length to allow as many securityholders as possible to participate;

•                       confine questions to matters being considered at the AGM and which are relevant to securityholders as a whole. Questions relating to a securityholder’s individual circumstances can be raised with Westpac or Link representatives who will be available before and following the AGM. Personal banking matters will be directed to a senior member of the organisation who will be available to assist securityholders with their personal banking queries;

•                       do not photograph, videotape or record the AGM; and

•                       do not repeat questions already raised and answered.

Explanatory notes

ITEM 1   FINANCIAL REPORTS

In accordance with the Corporations Act, the Financial Report, Directors’ Report and Auditor’s Report (collectively the Reports) for the year ended 30 September 2014 will be put before the AGM. These Reports are in Westpac’s 2014 Annual Report and can be accessed on our website at www.westpac.com.au/investorcentre.

This item does not require a formal resolution and, accordingly, no vote will be held on this item. Securityholders will be given a reasonable opportunity to ask questions on these Reports during discussion on this item.

ITEM 2 REMUNERATION REPORT (NON-BINDING ADVISORY VOTE)

Shareholders are asked to adopt Westpac’s Remuneration Report for the year ended 30 September 2014. The Remuneration Report is in the Directors’ Report in Westpac’s 2014 Annual Report and is also available at www.westpac.com.au/investorcentre.

The Remuneration Report outlines Westpac’s remuneration strategy and objectives and provides details of Board and KMP remuneration received during the year. Westpac’s remuneration strategy seeks to attract and retain talented Executives and employees by rewarding them for achieving high performance and delivering superior long term results for securityholders, while adhering to sound risk management and governance principles.

Westpac’s remuneration strategy for Non-executive Directors is to remunerate them appropriately for their time, expertise and insight into strategic and governance issues, and to ensure we are able to attract and retain experienced and qualified Directors.

Under the Corporations Act, the vote on this Resolution is advisory only and does not bind the Board or Westpac. However, Westpac values its shareholders’ feedback and the Board and the Board Remuneration Committee will take the outcome of the vote into account when considering future remuneration policies.

A voting exclusion applies to this Resolution, as set out earlier in this Notice of Meeting.

The Board unanimously recommends that shareholders vote in favour of adopting the Remuneration Report.

The Chairman of the AGM intends to vote all available proxies in favour of this Resolution.

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WESTPAC 2014 ANNUAL GENERAL MEETING

ITEM 3  ELECTION OF DIRECTORS

Ms Ann Pickard is retiring from the Board in accordance with the Constitution and is not seeking re-election.

Mr Lindsay Maxsted and Mr Robert Elstone are retiring by rotation at this meeting in accordance with the Constitution and are offering themselves for re-election.

On 10 March 2014, Westpac announced the appointment of Ms Alison Deans as an independent Non-executive Director with effect from 1 April 2014 and the election of Ms Deans will be put to the meeting.

The Board undertakes an annual review of its performance, policies and practices. The Board has considered the results of this review in determining its endorsement of the Directors standing for election and re-election at the AGM.

(a) Lindsay Maxsted

DipBus (Gordon), FCA, FAICD, Age 60

Mr Maxsted has been an independent Non-executive Director of Westpac since March 2008, and Chairman since December 2011.

Mr Maxsted is Chairman of Transurban Group, Managing Director of Align Capital Pty Ltd and a Director of BHP Billiton Limited, BHP Billiton plc and Baker IDI Heart and Diabetes Institute Holdings Limited. Mr Maxsted is also a member of the Advisory Board of Coolmore Australia and a Fellow of the Australian Institute of Company Directors.

Mr Maxsted was formerly a partner at KPMG and was the CEO of that firm from 1 January 2001 to 31 December 2007. His principal area of practice prior to his becoming CEO was in the corporate recovery field managing a number of Australia’s largest insolvency/workout/turnaround engagements including Linter Textiles (companies associated with Abraham Goldberg), Bell Publishing Group, Bond Brewing, McEwans Hardware and Brashs. He is also a former Director and Chairman of the Victorian Public Transport Corporation.

Mr Maxsted does not have a relationship with Westpac, other than as Chairman, as a customer and as a shareholder. Mr Maxsted does not have a relationship with any other Director.

Mr Maxsted is Chairman of the Board Nominations Committee and a member of each of the Board Audit and Board Risk & Compliance Committees.

The Board considers Mr Maxsted to be an independent director.

Following a peer review, the Board (other than Mr Maxsted) unanimously recommends that shareholders vote in favour of the re-election of Mr Maxsted to the Board.

The Chairman of the AGM intends to vote all available proxies in favour of this Resolution.

(b) Robert Elstone

BA (Hons.), MA (Econ.), MCom, Age 61

Mr Elstone has been an independent Non-executive Director of Westpac since February 2012.

Mr Elstone is an Adjunct Professor at the Business Schools of the Universities of Sydney and Western Australia. Mr Elstone was appointed to the University of Western Australia Business School Board at the start of 2013.

Mr Elstone has over 30 years experience in senior management roles spanning investment banking, corporate finance, wholesale financial markets and risk management. From 2006 to 2011, Mr Elstone was Managing Director and CEO of the Australian Securities Exchange. Previously, he was Managing Director and CEO of the Sydney Futures Exchange from 2000 to 2006 and, from 1995 to 2000 he was Finance Director of Pioneer International. Mr Elstone was a Non-executive Director of the National Australia Bank from 2004 to 2006, an inaugural member of the Board of Guardians of the Future Fund in 2006, and, during the years 2007 to 2009, he was Chairman of the Financial Sector Advisory Council to the Federal Treasurer.

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Mr Elstone does not have a relationship with Westpac, other than as a Director, as a customer and as a shareholder. Mr Elstone does not have a relationship with any other Director.

Mr Elstone is Chairman of the Board Audit Committee and a member of each of the Board Nominations, Board Remuneration and Board Risk & Compliance Committees.

The Board considers Mr Elstone to be an independent director.

Following a peer review, the Board (other than Mr Elstone) unanimously recommends that shareholders vote in favour of the re-election of Mr Elstone to the Board.

The Chairman of the AGM intends to vote all available proxies in favour of this Resolution.

(c) Alison Deans

BA, MBA, GAICD, Age 46

Ms Deans has been an independent Non-executive Director of Westpac since April 2014.

Ms Deans is an independent Non-executive Director of Insurance Australia Group Limited. In December 2013, she was appointed by the Australian Government to a Panel of Experts conducting an independent cost-benefit analysis and a regulatory review of the regulatory arrangements for the National Broadband Network.

Ms Deans has more than 20 years experience in senior management and strategy consulting roles focused on e-commerce, media and financial services in Australia. During this time, Ms Deans held a number of senior executive roles including as the CEO of eCorp Limited, Hoyts Cinemas and eBay, Australia and New Zealand. Most recently, she was the CEO of the technology-based investment company netus Pty Ltd, which was acquired by Fairfax Media Limited in 2012. Ms Deans was an independent Director of Social Ventures Australia from 2007 to 2013.

Ms Deans does not have a relationship with Westpac, other than as a Director, as a customer and as a shareholder. Ms Deans does not have a relationship with any other Director.

Ms Deans is a member of each of the Board Risk & Compliance and Board Technology Committees.

The Board considers that Ms Deans will, if elected, qualify as an independent director.

Following a peer review, the Board (other than Ms Deans) unanimously recommends that shareholders vote in favour of the election of Ms Deans to the Board.

The Chairman of the AGM intends to vote all available proxies in favour of this Resolution.

Further information

For further information regarding the Westpac AGM, please contact Link on 1800 804 255 (toll free within Australia), or from outside Australia on (+61 2) 8280 7070.

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How to get to the AGM

LOCATION

Plaza Ballroom, Brisbane Convention & Exhibition Centre Corner of Merivale Street and Glenelg Street, South Bank Brisbane, Queensland 4101

The Brisbane Convention & Exhibition Centre is located in the South Bank riverside precinct of Brisbane. It can be accessed via entrances on Grey Street, Glenelg Street, Melbourne Street or Merivale Street.

MOBILITY IMPAIRED ACCESS

Car parking is available for people with disabilities in the Brisbane Convention & Exhibition Centre car park (accessed via Merivale Street or Grey Street). Car parking facilities provide ample disabled parking spots, closely located to lifts, with the most convenient levels being Car Park Levels 1 and 2 for access to the Plaza Level.

A dedicated taxi rank is located at the main entrance of the Brisbane Convention & Exhibition Centre, on the Corner of Merivale Street and Glenelg Street. Taxis are also accessible in other locations in the South Bank precinct including at the Rydges and Mantra hotels.

Disabled toilets are situated throughout the Brisbane Convention & Exhibition Centre on all levels.

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TRANSPORT

By car

The Brisbane Convention & Exhibition Centre is approximately 30 minutes from Brisbane International and Domestic Airport.

Car parking is available. A schedule of parking fees can be obtained from the following link:

http://www.bcec.com.au/car-parking or via telephone on (+61 7) 3308 3487.

Access is via Grey Street or Merivale Street with Car Park Levels 1 and 2 being the most convenient parking levels for access to the Plaza Level.

Once parked, make your way to Russell Walk (via a walk-way through the car park between Merivale Street and Grey Street) and head to Grey Street. On Grey Street, turn right and head inside the Brisbane Convention & Exhibition Centre through the Grey Street entrance. Once inside, the two elevators next to the Information Desk will take you to the Plaza Level (Level P) where the Ballroom is located.

By train

The closest train station is South Brisbane, only a few minutes walk from the Brisbane Convention & Exhibition Centre. A regular Airtrain service operates between Brisbane’s International and Domestic Airport Terminals. Travelling time is approximately 25 minutes. Tickets are available from the Airport Information Desk.

By bus

The Cultural Centre is the main hub for most bus routes, which is located adjacent to the Queensland Performing Arts Centre (QPAC) and only a few minutes walk from the Brisbane Convention & Exhibition Centre.

By River Cat

The CityCat terminal is located outside the riverside restaurants on the Clem Jones Promenade. CityCats run daily from 5:30 am to 10:30 pm.

Westpac Banking Corporation ABN 33 007 457 141	9

WESTPAC 2014 ANNUAL GENERAL MEETING

Members’ Statement pursuant to section 249P of the Corporations Act 2001

Westpac has received the following statement pursuant to section 249P of the Corporations Act 2001 (Cth) (Corporations Act). This statement has been requested by certain Westpac members and provided to Westpac by Howard Pender (representing the Australasian Centre for Corporate Responsibility AO 5319) and Trevor Thomas (representing Ethinvest Pty. Limited ACN 003 843 874) acting as duly appointed attorneys on behalf of these members. The requisite number of 100 member signatures has been received. Under the Corporations Act, Westpac is required to send this statement to all Westpac members. By publishing this statement, Westpac does not make any representations as to its truth or accuracy.

MEMBERS’ STATEMENT RECEIVED PURSUANT TO SECTION 249P OF THE CORPORATIONS ACT

Australasian Centre for Corporate Responsibility

Currently, in aggregate, fossil fuel companies are estimating with 90% certainty that they will be able to extract freely (for subsequent sale and combustion) over three times more carbon than is compatible with the internationally agreed ceiling. This inconsistency between financial accounting, physical reality and political intent is referred to as the ‘unburnable carbon bubble’. It is akin to a traditional speculative bubble because all investor’s expectations cannot be met. As the bubble bursts it is likely reserves and other fossil fuel specific assets will become stranded, ie written down in value prior to the end of their economic life.

Our bank is a significant debt and equity financier of companies in greenhouse gas emissions intensive industries such as coal mining, coal ports, oil and gas production, and fossil fuel based electric power generation.[1]

However, we understand in regard to these ‘financed emissions’ our bank has the best disclosure, is the least exposed and the best prepared of the major 4 Australian banks. We congratulate our board on this achievement.

All banks contribute to climate change through their ‘financed emissions’, which are the emissions induced by a bank’s debt and equity investments in companies that themselves emit greenhouse gases (for example, fossil fuel power generators) and companies whose products and services result in greenhouse gas emissions (for example, thermal coal miners). A bank’s financed emissions typically dwarf its own operational climate impacts and expose it to risk of loan default, share value write down as well as legal, reputational and regulatory risks. Measurement of financed emissions is facilitated by tools developed by the Greenhouse Gas Protocol. Our bank currently reports its own operational emissions and some but not all sources of its financed emissions.

Our bank has a policy on climate change. Our bank’s policy states

“We believe that climate change is not just an environmental problem; it’s also a fundamental economic and social issue posing various risks to business.”

We think it is time our board further assisted shareholders understand this issue. Our bank discloses its own emissions in the annual report, it has reported on its progress over the past five years responding to climate change issues[2], it has commenced reporting on its financed emissions and we encourage our board to extend this disclosure to all ‘financed emissions’. We encourage our board to continue to participate in the WRI/UNEPFI global financed emissions disclosure project. In our view all banks should both measure and target reductions in financed emissions.

Other shareholders should be aware that our concerns are widely held. For example, in the 2014 US proxy season 132 resolutions were filed with 118 US companies dealing with climate change issues.[3] In particular, resolutions requesting disclosure of financed emissions considered at the AGM’s of Bank of America and PNC Financial attracted the support of roughly one quarter of shareholders voting.

Australasian Centre for Corporate Responsibility

1. See ‘Financed emissions, unburnable carbon and Australia’s top four banks’, at http://www.accr.org.au/big_banks .

2. See http://www.westpac.com.au/docs/pdf/aw/sustainability-community/Climate_Change_Progress_Report.pdf .

3. See http://www.ceres.org/press/press-releases/shareholders-seeking-stronger-responses-from-companies-as-climate-change-concerns-deepen .

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Westpac’s response to Members’ Statement on financed emissions

The statement received pursuant to section 249P of the Corporations Act specifically relates to the reporting of financed emissions resulting from Westpac’s lending and investment activities as described by Category 15 of Scope 3 of the Greenhouse Gas Protocol Guidance. This statement has been received from certain members representing approximately 0.01% of Westpac shares on issue and entitled to vote at the AGM.

Westpac values the concerns of all of its members and our longstanding commitment to sustainability is deeply embedded in our strategy, culture and the way we do business. Our actions, achievements and processes have been recognised as world’s best practice, including being rated the World’s Most Sustainable Company by the Global 100 at the Davos World Economic Forum in January 2014 and the most sustainable bank globally in the 2014 Dow Jones Sustainability Index.

Westpac has been measuring and reporting on our environmental impacts since 1996. We first published a Climate Change Position Statement, including our 2008-2013 Climate Change Action Plan, in 2008. The substantive program of work we have implemented since 2008 is detailed in our Climate Change Progress Report, released in June 20141.

Our Climate Change and Environment Position Statement published in 2014, sets out our refreshed position and 2017 Action Plan. In addition, our comprehensive Sustainability Risk Management Framework sets out how we manage environmental, social and governance risks across our lending and investment decisions. Each year, Westpac undertakes a sustainability materiality assessment which reviews our environmental and sustainability disclosure, providing transparency of our practices to our shareholders while also protecting our commercial interests and customer privacy.

Specifically, in relation to the request set out in the Members’ Statement, Westpac continues to be an active participant in the global project being coordinated by the World Resources Institute and the United Nations Environment Programme Finance Initiative, which is developing specific guidance for reporting on carbon risk exposure in asset portfolios and financed emissions in line with Category 15 of Scope 3 of the Greenhouse Gas Protocol Guidance.

Westpac’s website (www.westpac.com.au/investorcentre) contains further information in relation to our 2017 Group Sustainability Strategy. Our sustainability initiatives focus on helping our customers, our communities and our people to prosper over the long-term and, together with our latest Annual Review and Sustainability Report, are available online.2

1.  Available at http://www.westpac.com.au/docs/pdf/aw/sustainability-community/Climate_Change_Progress_Report.pdf

2. http://www.westpac.com.au/about-westpac/sustainability-and-community/better-tomorrow/our-approach/

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The Westpac Group 2014 Notice of Meeting is printed on paper certified by the Programme for the Endorsement of Forest Certification (PEFC), which guarantees it has been sourced from well managed forests.

Westpac’s printer is certified under an ISO14001 Environmental Management System.